Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2006 RESULTS

Philadelphia, PA – April 17, 2006.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the first quarter ended March 31, 2006.

Net sales in the first quarter rose to $1,579 million, up 3.3% over the $1,529 million in the first quarter of 2005. The European Division’s net sales grew 4.5% to $832 million, the Americas Division’s net sales were up 0.7% to $637 million, and the Asia Division’s net sales increased 10.0% to $110 million.

First quarter gross profit was up 1.1% to $184 million over the $182 million in the 2005 first quarter. As a percentage of net sales, gross profit declined to 11.7% in the first quarter compared to 11.9% in the first quarter last year. The decline was primarily driven by the impact of higher raw material cost and weaker foreign currencies.

Segment income (defined by the Company as gross profit less selling and administrative expense) grew to $101 million in the first quarter, up 3.1% over the $98 million in the 2005 first quarter. Segment income as a percentage of net sales was 6.4% in both periods.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Considering the substantial raw material price increases impacting our business in the first quarter, we are pleased with the result achieved. We have announced selling price increases to pass through these higher input costs and we expect this to be reflected in increased revenues throughout the year. Unit volumes were firm in this seasonally smaller first quarter.”

“During the quarter, we announced plans to build on our 30 years of experience in Southeast Asia and construct a beverage can plant in the fast growing Cambodian market. We also announced that we are increasing our capability to manufacture specialty beverage cans in North America to meet demand. These actions demonstrate our commitment to grow with our customers around the world, and at the same time, supply them with the innovative packaging they need to distinguish their products on the shelf and build brand equity with consumers. As we move further in 2006, Crown remains well positioned to further leverage our worldwide manufacturing expertise and platform as well as our industry leading research and development capability,” Mr. Conway added.

Interest expense in the first quarter was $67 million compared to $94 million in the first quarter of 2005. The decrease reflects the impact of lower average debt outstanding and lower average interest rates. The Company’s free cash flow improved by $85 million primarily due to lower interest payments and less working capital offset by higher capital spending.

During the quarter, the Company recorded a net charge of $10 million, or $0.06 per diluted share, primarily related to the restructuring of our Spanish food can operation and expensing stock options as required under FAS 123R. In last year’s first quarter, the Company reported a net charge of $17 million, or $0.10 per diluted share, related to a net loss on the remeasurement of foreign currency exposures in Europe partially offset by a net gain on the sale of assets.

Net income from continuing operations in the first quarter was $7 million, or $0.04 per diluted share, compared to a net loss from continuing operations of $18 million, or $0.11 per diluted share, in the first quarter of 2005.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Debt and cash amounts were:

	March 31,	December 31,	March 31,
	2006	2005	2005

Total debt	$3,643	$3,403	$4,023
Cash	293	294	340

	$3,350	$3,109	$3,683

Receivables securitization	$229	$234	$105

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and its ability to incur and service debt. Segment income and free cash flow are derived from the Company’s income and cash flow statements, respectively, and reconciliations to segment income and free cash flow can be found on the accompanying unaudited Consolidated Statements of Operations and condensed and unaudited Consolidated Statements of Cash Flows.

Conference Call
The Company will hold a conference call tomorrow, April 18, 2006 at 9:30 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 25. The telephone numbers for the replay are (402) 220-9768 or toll free (800) 294-3089 and the access passcode is 1483.

Cautionary Note Regarding Forward–Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to increase revenues by passing through costs and growth of the Company’s markets and customers. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

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For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three months ended March 31,

	2006	2005

Net sales	$1,579	$1,529

Cost of products sold	1,329	1,262
Depreciation and amortization	55	61
Pension expense	11	24

Gross profit (1)	184	182

Selling and administrative expense	83	84
Provision for restructuring	9
Gain on sale of assets		(5)
Interest expense	67	94
Interest income	(3)	(2)
Translation and foreign exchange adjustments		30

Income/(loss) from continuing operations before income taxes, minority interests and equity earnings	28	(19)
Provision for income taxes	7	(5)
Minority interests and equity earnings	(14)	(4)

Income/(loss) from continuing operations	7	(18)

Income of discontinued operations		8

Net income/(loss)	$7	($10)

Basic earnings/(loss) per average common share:
Continuing operations	$0.04	($0.11)
Discontinued operations		0.05

Net income/(loss)	$0.04	($0.06)

Diluted earnings/(loss) per average common share:
Continuing operations	$0.04	($0.11)
Discontinued operations		0.05

Net income/(loss)	$0.04	($0.06)

Weighted average common shares outstanding:
Basic	167,075,638	165,819,217
Diluted	171,640,555	171,863,163
Actual Common shares outstanding	168,171,574	166,424,152

Diluted earnings per share for 2005 are the same as basic because common shares contingently issuable upon the exercise of stock options were anti-dilutive.

(1) A reconciliation from gross profit to segment income in found on the following page.

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months ended March 31, 2006 and 2005 follows:

	Three Months Ended March 31,
	2006	2005

Gross profit	$184	$182
Selling and administrative expense	83	84

Segment income	$101	$98

Segment Information

	Three Months Ended March 31,
Net Sales	2006	2005

Americas Beverage	$347	$370
North America Food	182	160
Europe Beverage	238	184
Europe Food	411	407
Europe Specialty Packaging	86	94
Non-reportable segments and unallocated items	315	314

Total	$1,579	$1,529

Segment Income

Americas Beverage	$25	$37
North America Food	8	5
Europe Beverage	25	26
Europe Food	42	39
Europe Specialty Packaging	2	4
Non-reportable segments and unallocated items	(1)	(13)

Total	$101	$98

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2006	2005

Assets
Current assets
Cash and cash equivalents	$293	$340
Receivables, net	814	995
Inventories	965	1,059
Prepaid expenses and other current assets	85	89

Total current assets	2,157	2,483

Goodwill	2,040	2,533
Property, plant and equipment, net	1,608	1,905
Other non-current assets	1,080	1,158

Total	$6,885	$8,079

Liabilities and shareholders’ (deficit) / equity
Current liabilities
Short-term debt	$75	$112
Current maturities of long-term debt	140	27
Other current liabilities	1,771	1,880

Total current liabilities	1,986	2,019

Long-term debt, excluding current maturities	3,428	3,884
Other non-current liabilities and minority interests	1,684	1,948
Shareholders’ (deficit) / equity	(213)	228

Total	$6,885	$8,079

Amounts as of March 31, 2005 include the Company’s plastic closures business that was sold in October 2005.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2006	2005

Cash flows from operating activities

Net income/(loss)	$7	($10)
Depreciation and amortization	55	72
Other, net	(240)	(343)

Net cash used for operating activities (A)	(178)	(281)

Cash flows from investing activities
Capital expenditures	(54)	(36)
Other, net	14	(5)

Net cash used for investing activities	(40)	(41)

Cash flows from financing activities
Net change in debt	213	210
Other, net	(2)	(12)

Net cash provided by financing activities	211	198

Effect of exchange rate changes on cash and cash equivalents	6	(7)

Net change in cash and cash equivalents	(1)	(131)

Cash and cash equivalents at January 1	294	471

Cash and cash equivalents at March 31	$293	$340

(A)	Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31 follows:

Three months ended March 31,	2006	2005

Net cash used for operating activities	($178)	($281)
Capital expenditures	(54)	(36)

Free cash flow	($232)	($317)

Cash flows related to the Company’s plastic closures business are included for the periods prior to the October 2005 sale of that business.